Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SiTime Corporation
Santa Clara, California
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 26, 2024, relating to the consolidated financial statements and financial statement schedule, and the effectiveness of internal control over financial reporting, of SiTime Corporation (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2023.
/s/ BDO USA, P.C.
San Jose, California
February 26, 2024